UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2010

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136424	90-0416683
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7400 Paseo Padre Parkway Fremont, CA 94555	94555
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 14, 2010, WaferGen Bio-systems, Inc. (the “Company”) and the Company’s subsidiary, WaferGen Bio-systems (M) Sdn. Bhd. (the “Malaysian Subsidiary”), entered into a subscription agreement with Malaysian Technology Development Corporation Sdn. Bhd. (the “Investor”) pursuant to which the Malaysian Subsidiary has agreed, in a private placement, to sell 3,233,734 shares of Series C redeemable convertible preference shares to the Investor at an initial closing at a price of approximately US$1.55 per share and to grant the Investor an option to purchase 1,077,911 shares of Series C redeemable convertible preference shares at a subsequent closing at a price of approximately US$2.32 per share.  The aggregate purchase price for the preferred shares to be acquired at the initial closing is approximately US$5 million and the aggregate purchase price for the preferred shares that may be acquired at the subsequent closing is approximately US$2.5 million.  The initial closing of the private placement is expected to occur by the end of December 2010.  The proceeds from the private placement will be used for general working capital purposes, including for the broad commercialization of the WaferGen SmartChip Real-Time PCR system.

 The holders of the preferred shares will have a put right to cause the Company to exchange their preferred shares for shares of common stock of the Company at one-to-one ratio at any time prior to the one year anniversary of the date of issuance of the preferred shares, at which time all preferred shares that have not already been exchanged for shares of common stock of the Company shall be automatically exchanged for shares of common stock of the Company at a one-to-one ratio.

The foregoing summary of the terms of the subscription agreement, the preferred shares and the put rights do not purport to be complete and are qualified in their entirety by the subscription agreement, the put agreement and the shareholders’ agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description
10.1	Share Subscription Agreement, dated December 14, 2010, by and among WaferGen Bio-systems, Inc., WaferGen Biosystems (M) Sdn. Bhd. and Malaysian Technology Development Corporation Sdn. Bhd.

10.2	Put Agreement, dated December 14, 2010, by and between WaferGen Bio-systems, Inc. and Malaysian Technology Development Corporation Sdn. Bhd.

10.3
Amended and Restated Shareholders’ Agreement, dated December 14, 2010, by and among WaferGen Bio-systems, Inc., WaferGen Biosystems (M) Sdn. Bhd., Malaysian Technology Development Corporation Sdn. Bhd. and Prima Mahawangsa Sdn. Bhd.

99.1	Press release issued by the Company on December 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.

Date: December 15, 2010	By:	/s/ Alnoor Shivji
Alnoor Shivji
Chairman, President and Chief Executive Officer